Exhibit 99.1

FOR IMMEDIATE RELEASE

WERNER APPOINTS MICHELLE D. GREENE TO BOARD OF DIRECTORS

OMAHA, Neb., November 6, 2023 — Werner Enterprises (Nasdaq: WERN), a premier transportation and logistics provider, announces today that Michelle D. Greene was appointed to the Company’s Board of Directors (the “Board”) at the November 6, 2023 Board meeting. Greene will fill the seat that was held by Kenneth M. Bird, ED.D., who retired from the Board effective November 6, 2023, having served on Werner’s Board since 2002. Greene will serve on the Board’s Audit Committee and the ESG Committee.

“On behalf of Werner and its Board of Directors, I would like to thank Dr. Bird for his contributions to the success of the Company and his many years of valued service as a director,” said Derek Leathers, Werner’s Chairman, President, and CEO. “I am also excited to welcome Michelle to our team. Michelle’s extensive information technology and business services experience, along with her proven success leading strategic planning and process improvement initiatives, will further strengthen the diversity of thought and expertise of our Board of Directors.”

Greene currently serves as the Executive Vice President, Chief Information Officer at Cardinal Health, located in Dublin, Ohio. In her role, Greene leads Global Technology and Business Services which is responsible for delivering innovative, reliable, and secure technology capabilities that enable Cardinal Health customers to thrive in a dynamic healthcare environment. She manages the teams charged with those collaborative functions including Digital and Commercial Technologies, Pharmaceutical and Medical Segment IT Service Delivery, Global Business Services, and Information Security.

In addition to her day-to-day responsibilities at Cardinal Health, Greene actively sponsors the company’s STEM Initiative, co-sponsors BOLD, the Black and African American employee resource group, and is an executive advisor for the Black and African American Equity Cabinet.

In the community, Greene serves on the board for Goodwill of Southeastern Wisconsin, serves as the Vice Chair for Goodwill Manufacturing, Inc. subsidiary, and is a member of the DE&I Committee. Additionally, she serves on the board for GreenPath Financial Wellness as Vice Chair and Chair of the Audit Committee. Greene is also on the board for Detroit Public Television (DPTV) and is a member of the HR and Comp Committee. Lastly, she is an active member of ITSMF (IT Senior Management Forum), Chief and Black Women on Boards.

About Werner Enterprises

Werner Enterprises, Inc. (Nasdaq: WERN) delivers superior truckload transportation and logistics services to customers across the United States, Mexico, and Canada. With 2022 revenues of $3.3 billion, an industry-leading modern truck and trailer fleet, nearly 14,000 talented associates and our innovative Werner EDGE technology, we are an essential solutions provider for customers who value the integrity of their supply chain and require safe and exceptional on-time service. Werner provides Dedicated and One-Way Truckload services as well as Logistics services that include truckload brokerage, freight

Werner Enterprises, Inc. - Release of November 6, 2023

management, intermodal and final mile. As an industry leader, Werner is deeply committed to promoting sustainability and supporting diversity, equity and inclusion.

Contact: Jill Samuelson, Associate Vice President – Marketing and Communications
Werner Enterprises, Inc.
(D) 402.819.5319 | (C) 402.319.8213
jill.samuelson@werner.com

Source: Werner Enterprises, Inc.